UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 12, 2006

NATIONAL FUEL GAS COMPANY

(Exact name of registrant as specified in its charter)

New Jersey	1-3880	13-1086010
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer or Identification No.)

6363 Main Street, Williamsville, New York (Address of principal executive offices)	14221 (Zip Code)
Registrant’s telephone number, including area code:	(716) 857-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act

(17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

(17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On September 12, 2006, the Board of Directors of National Fuel Gas Company (the “Company”) approved the terms of Indemnification Agreements (each, an “Indemnification Agreement”) between the Company and each member of the Board. The members of the Board are Philip C. Ackerman, who is Chairman of the Board and Chief Executive Officer of the Company; Robert T. Brady; R. Don Cash; Rolland E. Kidder; Craig G. Matthews; George L. Mazanec; Richard G. Reiten and John F. Riordan (each, a “Director”).

The Indemnification Agreement provides that the Company will indemnify Director against any and all expenses, judgments, costs, fines and amounts paid in settlement (collectively, “Losses”), to the fullest extent permitted by law, in connection with any present or future threatened, pending or completed proceeding based upon, arising from, relating to, or by reason of Director’s status as a director, officer, employee, agent or fiduciary of the Company or any other entity the Director serves at the request of the Company. Director will also be indemnified, to the fullest extent permitted by law, against all expenses incurred by him in connection with a proceeding if Director is, by reason of his service to the Company or other entity at the Company’s request, a witness in any such proceeding to which he is not a party.

No indemnification may be made to Director with respect to any proceeding if a final judgment adverse to Director establishes that Director engaged in disqualifying conduct. “Disqualifying conduct” means that Director’s actions or omissions (i) were in breach of Director’s duty of loyalty to the Company and its shareholders, (ii) were not in good faith or involved a knowing violation of law, or (iii) resulted in the receipt by Director of an improper personal benefit. If a determination of disqualifying conduct is made with respect to one or more, but less than all, claims, issues or matters in a proceeding, the disqualifying effect of this determination will apply only in respect of the claims, issues and/or matters as to which the disqualifying conduct was established.

The Company will advance, to the extent not prohibited by law, the expenses incurred by Director in connection with any proceeding. The Indemnification Agreement provides procedures for determining Director’s entitlement to indemnification and advancement of expenses in the event of a claim.

Notwithstanding any other provision in the Indemnification Agreement, the Company will not be obligated to make any indemnity or advance in connection with any claim made against Director:

(a)          for which payment has actually been made to Director under any insurance policy, other indemnity provision, contract or agreement;

(b)          for (i) an accounting of profits made from the purchase and sale (or sale and purchase) by Director of securities of the Company that did, in fact, violate Section 16(b) of the Securities Exchange Act of 1934 (the “Exchange Act”)or (ii) any reimbursement of the Company by Director of any bonus or other incentive-based or equity-based compensation or of any profits realized by Director from the sale of securities of the Company, as required in each case under the Exchange Act;

(c)          except as otherwise provided in the Indemnification Agreement, in connection with any proceeding initiated by Director alone or in concert with others, including any proceeding initiated by Director against the Company or its directors, officers, employees or other Directors, unless (i) the Board of Directors authorized the proceeding prior to its initiation, or (ii) the Company provides the indemnification, in its sole discretion, pursuant to the powers vested in the Company under applicable law; or

(d)          in the event that the Company is advised, in a written opinion of its regular outside legal counsel, that the Company’s performance of any provision of the Indemnification Agreement would violate Section 13(k) of the Exchange Act.

To the fullest extent permitted by applicable law, if the indemnification provided for in the Indemnification Agreement is unavailable to Director for any reason, then the Company will contribute to Losses incurred by Director in such proportion as reflects (a) the relative benefits received by the Company, on the one hand, and Director, on the other hand, as a result of the events or transactions giving rise to the proceeding, or (b) if the allocation described in clause (a) above is not permitted by applicable law, the relative fault of the Company, on the one hand, and Director, on the other hand, in connection with such events or transactions.

The Indemnification Agreement provides that, to the extent a change in New Jersey law permits greater indemnification or advancement of expenses than would be afforded under the Company’s Certificate of Incorporation, By-laws and the Indemnification Agreement, it is the intent of the parties that Director will enjoy the greater benefits afforded by the change.

A copy of the form of the Indemnification Agreement is attached hereto as Exhibit 10.1. The foregoing is a summary of the material terms of the Indemnification Agreement and is qualified in its entirety by reference to Exhibit 10.1 hereto.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NATIONAL FUEL GAS COMPANY

By: /s/ Paula M. Ciprich
Paula M. Ciprich
General Counsel

Dated: September 18, 2006

EXHIBIT INDEX

Exhibit Number	Description
10.1	Form of Indemnification Agreement